LEHMAN XS TRUST
MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-20N

TERMS AGREEMENT

Dated: November 28, 2007

To:	Structured Asset Securities Corporation, as Depositor under the Trust Agreement, dated as of November 1, 2007 (the “Trust Agreement”).

Re:	Underwriting Agreement Standard Terms, dated as of December 21, 2005 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).

Series Designation: Series 2007-20N.

Terms of the Series 2007-20N Certificates: Lehman XS Trust Mortgage Pass-Through Certificates, Series 2007-20N, Class A1, Class A2, Class A3, Class AX, Class M1, Class M2, Class M3, Class M4, Class M5, Class M6, Class X, Class C, Class AP and Class R (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”). The primary assets of the Trust Fund on the Closing Date (as defined below) will consist primarily of a pool of conventional, first lien, adjustable rate, fully amortizing, hybrid negative amortization residential mortgage loans having a total Scheduled Principal Balance (as defined in the Trust Agreement) as of the Cut-off Date of approximately $458,652,997 (the “Mortgage Loans”). Only the Class A1, Class A2, Class A3, Class AX, Class M1, Class M2, Class M3, Class M4, Class M5 and Class M6 Certificates (the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-139693.

Certificate Ratings: It is a condition of Closing that at the Closing Date Certificates are rated by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and by Fitch Ratings (“Fitch” and together with S&P, the “Rating Agencies”) in accordance with the below:

Class	S&P	Fitch
A1	AAA	AAA
A2	AAA	AAA
A3	AAA	AAA
AX	AAA	AAA
M1	AA+	AA+
M2	AA	AA
M3	AA-	AA-
M4	A+	A+
M5	A	A
M6	A-	A-

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the “Underwriter”) and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for each class of the Offered Certificates shall be the applicable Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

The Underwriter will sell the Offered Certificates to investors in offerings occurring within Member States of the European Economic Area in minimum initial total investment amounts of $100,000.

Cut-off Date: November 1, 2007.

Closing Date: 10:00 A.M., New York time, on or about November 30, 2007. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor.

Counsel: Dechert LLP will act as counsel for the Underwriter.

Closing Notice Address: Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of the counsel for the Underwriter, Dechert LLP, 30 Rockefeller Plaza, New York, NY 10112.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

LEHMAN BROTHERS INC.

By:
Name: Nicholas Stimola Title: Vice President

Accepted:

STRUCTURED ASSET SECURITIES CORPORATION

By:
Name: Nicholas Stimola Title: Vice President

Schedule 1

Class	Initial Certificate Principal or Notional Amount(1)	Certificate Interest Rate	Purchase Price Percentage	Approximate Amount Purchased by Lehman Brothers Inc.
A1	$275,192,000	Variable(2)	100%	$275,192,000
A2	$103,953,000	Variable(2)	100%	$103,953,000
A3	$42,127,000	Variable(2)	100%	$42,127,000
AX	$144,229,020	Variable(2)	100%	$144,229,020
M1	$10,090,000	Variable(2)	100%	$10,090,000
M2	$5,045,000	Variable(2)	100%	$5,045,000
M3	$3,210,000	Variable(2)	100%	$3,210,000
M4	$2,751,000	Variable(2)	100%	$2,751,000
M5	$2,293,000	Variable(2)	100%	$2,293,000
M6	$2,293,000	Variable(2)	100%	$2,293,000

(1) These balances are approximate, as described in the prospectus supplement.

(2) These certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.